UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  May 1, 2011

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 1, 2011, American Centrifuge Holdings, LLC (“ACP Holdings”), a wholly owned subsidiary of USEC Inc. (“USEC” or the “Company”), and Babcock & Wilcox Technical Services Group, Inc. (“B&W TSG”), a subsidiary of The Babcock & Wilcox Company, completed the effectiveness of American Centrifuge Manufacturing, LLC (“American Centrifuge Manufacturing”), a joint company for the manufacture and assembly of AC100 centrifuge machines for the Company’s American Centrifuge project. American Centrifuge Manufacturing is owned 55% by ACP Holdings and 45% by B&W TSG.

Previously, on September 2, 2010, in connection with the first closing under the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of May 25, 2010 between USEC and Babcock & Wilcox Investment Company (“B&W”) and Toshiba Corporation, ACP Holdings and B&W TSG entered into a Limited Liability Company Agreement (the “Operating Agreement”) for American Centrifuge Manufacturing and agreed on a non-binding term sheet for the supply by American Centrifuge Manufacturing of centrifuges and related equipment for the American Centrifuge project.  The Operating Agreement had conditions to effectiveness relating to third-party funding for the construction of the American Centrifuge Plant and the execution and delivery of agreements contemplated by the non-binding term sheet, including an equipment supply agreement for the supply of centrifuge machines for the American Centrifuge Plant, a guarantee by The Babcock & Wilcox Company supporting American Centrifuge Manufacturing’s obligations under the equipment supply agreement, and a long-term supply agreement for the supply of spare parts.

Effective May 1, 2011, the parties entered into the First Amendment (the “Amendment”) to the Operating Agreement to amend certain of the conditions to the effectiveness of the Operating Agreement so that the Operating Agreement could become effective.  The Amendment eliminated the conditions to effectiveness of American Centrifuge Manufacturing related to third-party funding for the construction of the American Centrifuge Plant and entering into a long-term supply agreement between American Centrifuge Manufacturing and American Centrifuge Enrichment, LLC (“ACE”), a wholly owned subsidiary of ACP Holdings.  The Amendment also provides that until (1) the closing on third-party funding for the construction of the American Centrifuge Plant and (2) the execution and delivery of the long-term supply agreement, either party may cause the transfer to ACP Holdings of B&W TSG’s interest in American Centrifuge Manufacturing without cost to either company.  In addition, B&W TSG’s interest in American Centrifuge Manufacturing will transfer to ACP Holdings automatically if the conditions described in (1) and (2) above have not occurred by the outside date for the third closing under the Securities Purchase Agreement (December 31, 2011 unless extended as contemplated in the Securities Purchase Agreement).

Effective May 1, 2011, American Centrifuge Manufacturing entered into an interim equipment supply agreement with the Company to continue to produce a limited number of machines to maintain the manufacturing infrastructure prior to closing on third-party funding for the construction of the American Centrifuge Plant and to complete the facilitization of manufacturing facilities to support commercial plant volume manufacturing.  American Centrifuge Manufacturing also entered into a long-term equipment supply agreement (the “Equipment Supply Agreement”) with ACE for the manufacture and assembly of approximately 11,500 machines for the American Centrifuge Plant.  The Equipment Supply Agreement is not effective until closing on third-party funding for the construction of the American Centrifuge Plant. The Equipment Supply Agreement provides for a fixed fee to be paid to B&W TSG with incentives tied to the reduction of machine cost from an agreed upon target cost. The target cost will be established prior to the effectiveness of the Equipment Supply Agreement based on input received from suppliers as part of the negotiations with suppliers.  A ceiling cost will also be set at the time the target cost is established which will limit the total cost of the machines.  Effective May 1, 2011, The Babcock & Wilcox Company also delivered to ACE a limited guarantee of performance of American Centrifuge Manufacturing under the Equipment Supply Agreement.

As contemplated in the Operating Agreement, effective May 1, 2011, USEC assigned certain contracts for machine manufacturing with key machine manufacturing suppliers to American Centrifuge Manufacturing.  This included, but is not limited to, the following contracts:

•	Contract dated June 25, 2007 between USEC and BWXT Services, Inc., filed as Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007; and

•
Contract dated August 30, 2007 between USEC and Major Tool and Machine, Inc., filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as amended by Amendment dated November 3, 2009, filed as Exhibit 10.40 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

USEC and B&W are parties to the Securities Purchase Agreement, an investor rights agreement and a strategic relationship agreement and other agreements or arrangements described in the Company’s current reports on Form 8-K filed with the Securities and Exchange Commission on May 25, 2010 and September 2, 2010.  B&W is a preferred stockholder of the Company.  In addition, as described in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011, the U.S. Department of Energy awarded a contract for the decontamination and decommissioning (D&D) of the Portsmouth gaseous diffusion plant to a joint venture between The Babcock & Wilcox Company and Fluor Corp. and USEC is transitioning services at the Portsmouth site to the new D&D contractor.

Item 1.02 Termination of a Material Definitive Agreement.

The information in Item 1.01 regarding the assignment by USEC of certain supplier contracts to American Centrifuge Manufacturing is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

May 5, 2011	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)